UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 8, 2015

GUARDIAN 8 HOLDINGS
 (Exact name of registrant as specified in its charter)

Nevada	333-150954	26-0674103
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7432 E. Tierra Buena Lane, Suite 102 Scottsdale, AZ	85260
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 659-6007

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Sales of Unregistered Securities

On June 8, 2015, we authorized 2,851,852 shares of common stock in payment of interest on debentures due June 1, 2015 and also issued 30,356 shares of common stock that were unissued for interest due on March 1, 2015.

On June 8, 2015, a Debenture holder converted $100,000 of the principal amount of its debenture into 1,333,334 shares of common stock and we issued the holder 965 restricted shares of common stock for interest associated with the principal amount of the debenture being converted.  As a result of the conversion, the holder’s currently issued warrants automatically increased by an additional 100,000 warrants.

On June 18, 2015, a Debenture holder converted $130,000 of the principal amount of its debenture into 1,733,333 shares of common stock and we issued the holder 3,414 restricted shares of common stock for interest associated with the principal amount of the debenture being converted.  As a result of the conversion, the holder’s currently issued warrants automatically increased by an additional 130,000 warrants.

All of the above-described issuances and exercises were exempt from registration pursuant to Section 4(a)(2) and/or Regulation D of the Securities Act as transactions not involving a public offering. With respect to each transaction listed above, no general solicitation was made by either the Company or any person acting on its behalf. All such securities issued pursuant to such exemptions are restricted securities as defined in Rule 144(a)(3) promulgated under the Securities Act, appropriate legends have been placed on the documents evidencing the securities, and may not be offered or sold absent registration or pursuant to an exemption therefrom.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Guardian 8 Holdings

By: /s/ C. Stephen Cochennet
      C. Stephen Cochennet, Chief Executive Officer

Date: June 26, 2015